FORM 11-K


                FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASED, SAVINGS

                  AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

                            SECURITIES EXCHANGE ACT OF 1934



       (Mark One)
       [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
       ACT OF 1934 [FEE REQUIRED]

       For the fiscal year ended                    December 31, 1993


                                          OR

       [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

       For the transition period from                        to


       Commission file number


             A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                        BOWATER INCORPORATED/CAROLINA DIVISION
                         HOURLY EMPLOYEES' PROFIT-SHARING PLAN

                        BOWATER INCORPORATED/CAROLINA DIVISION
                                      P.O. Box 7
                                5300 Cureton Ferry Rd.
                                  Catawba,  SC  29704

             B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                 BOWATER INCORPORATED
                                    P. O. Box 1028
                                55 East Camperdown Way
                                Greenville,  SC  29602

                                      SIGNATURES

       The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.





                        BOWATER INCORPORATED/CAROLINA DIVISION
                         HOURLY EMPLOYEES' PROFIT-SHARING PLAN
                                    (Name of Plan)


       Date 6/28/94                                          Phillip A. Temple
                                                             Vice President -
                                                             Human Resources
                                                             and Administration

       ITEM 4.  PLAN FINANCIAL STATEMENTS AND SCHEDULES





          The Bowater Incorporated/Carolina Division Hourly Employees' Profit-Sharing Plan is subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and prepares its financial statements and schedules in accordance with the financial reporting requirements of ERISA. These statements and schedules have been filed in paper format as an exhibit under cover of Form SE on June 27, 1994. Included with the paper filing is Exhibit 23, Consent of Independent Auditors.